UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 12, 2019
____________________
THE MEDICINES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-31191	04-3324394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
8 Sylvan Way
Parsippany, New Jersey 07054
(Address of principal executive offices) (zip code)
(973) 290-6000
(Registrant’s telephone number, including area code)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 15, 2019, The Medicines Company (the “Company”) and Christopher Cox, executive vice president and chief corporate development of the Company, entered into a separation agreement and release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Cox’s employment with the Company terminated on March 15, 2019 (the “Termination Date”). Pursuant to the terms of the Separation Agreement, Mr. Cox will be entitled to the following severance benefits: (i) for a period of twelve (12) months after the Termination Date, reimbursement of COBRA health care premiums actually paid by Mr. Cox; (ii) accelerated vesting of all outstanding equity awards previously granted to Mr. Cox and outstanding immediately prior to the Termination Date that would have vested within eighteen (18) months after the Termination Date (assuming Mr. Cox had continued to be employed by the Company during such 18-month period); and (iii) an extended period to exercise vested options for a period of twelve (12) months after the Termination Date. The severance benefits are conditioned upon Mr. Cox not revoking a release of claims in favor of the Company and continuing compliance with his non- solicitation and nondisclosure obligations. In addition, Mr. Cox has agreed that he will hold all equity of the Company for at least twelve (12) months from the Termination Date, subject to certain permitted exceptions.

The foregoing is a summary description of the Separation Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q after the Separation Agreement becomes irrevocable. Interested parties should read that document in its entirety.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2019

THE MEDICINES COMPANY

By: /s/ Stephen M. Rodin
Stephen M. Rodin
Executive Vice President and General Counsel